[Exhibit 5.1]
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                [BONDY & SCHLOSS LLP LETTERHEAD]









                                        February 27, 2004


Board of Directors
Epicus Communications Group, Inc.
1750 Osceola Drive
West Palm Beach, Florida 33409


     Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

      We have acted as special counsel for Epicus Communications Group, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing of a registration statement on
Form S-8 (the "Registration Statement") relating to 20,000,000 shares of Common Stock, par value $.001 per share ("Common Stock") which may be issued under the Company's 2004 Stock Option Plan (the "Plan"), 3,500,000 shares of Common Stock which are to be issued to a partner of our firm as compensation for services to be rendered by that partner, 27,000,000 shares of Common Stock which are to be issued to consultants for services to be rendered by them to the Company pursuant to consulting agreements (the "Consulting Agreements") and Common Shares which may be issued as may be necessary to satisfy the anti-dilution provisions of the Plan. This opinion is being furnished to you as a supporting document for such Registration Statement.

In this connection we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the following:
     (i) The Articles of Incorporation, including all amendments thereto, of the Company, as in effect on the date hereof;
     (ii) The By-Laws of the Company, including all amendments thereto, as in effect on the date hereof;

     (iii) Resolutions of the Board of Directors of the Company, adopted pursuant to Unanimous Written Consent of the Board on February 27, 2004, approving the Plan and authorizing the registration of the 20,000,000 shares of Common Shares that may be issued pursuant to the Plan under the Securities Act of 1933, as amended;

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     (iv)  The Consulting Agreements between the Company and each of Eastern Consulting Corp., dated as of February 13, 2004, and Manny Shulman, dated as of February 18, 2004.
     (v) Representation letters from the Company and each of the consultants as to the services performed by the consultants for the Company.

      In addition, we have obtained from public filings, officers and other representatives of the Company, and others such certificates, documents and assurances as we considered necessary or appropriate for purposes of rendering this opinion.

      In our examination of the documents listed in (i)-(v) above and the other certificates and documents referred to herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on documents not executed in our presence and facsimile or photostatic copies of which we reviewed, the authenticity of all documents submitted to us as originals, the conformity to the original versions of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

      Based upon the assumptions, qualifications and limitations set forth herein, and relying upon the statements of fact contained in the documents that we have examined, we are of the opinion, as of the date hereof, that (i) the shares of Common Stock to be issued to Bondy & Schloss LLP and Eastern Consulting Corp., when issued, will constitute legally issued, fully paid and nonassessable, and valid and binding obligations of the Company; and (ii) when options have been exercised and consideration has been paid for the shares of Common Stock underlying the options as contemplated by the Plan, and when options have been exercised by, and shares of Common Stock underlying such options have been issued to, Mr. Shulman pursuant to his consulting agreement, such shares of Common Stock will constitute legally issued, fully paid and nonassessable, and valid and binding obligations of the Company.

     In addition to the assumptions set forth above, the opinions set forth herein are also subject to the following qualifications and limitations:

     (i) The opinions expressed in this letter are based upon the assumption that the Company will cause the Registration Statement to become effective and the Company will keep the Registration Statement effective and that any Common Shares issued upon the exercise of options or purchased pursuant to the Plan will be issued only at a time when the Registration Statement is effective.

     (ii) The opinions expressed in this letter are specifically limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated herein.

     (iii) The opinions expressed in this letter are based on the laws of the jurisdictions referred to in the next paragraph as they may be in effect on the date hereof and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof.


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      We  are licensed to practice law in the State of New  York.
The opinions herein expressed are limited in all respects solely to matters governed by the Business Corporation Law of the State of Florida based upon our review of the same, and the federal laws of the United States of America, insofar as each may be applicable. We express no opinion herein with respect to matters of local, county or municipal law, or with respect to the laws, regulations, or ordinances of local agencies within any state. Subject to the foregoing, any reference herein to "law" means applicable constitutions, statutes, regulations and judicial decisions.

      This opinion letter is rendered solely to you in connection with the above referenced matter and may not be relied upon by you for any other purpose or delivered to, or quoted or relied upon by, any other person without our prior written consent. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinions or beliefs expressed herein.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/Bondy & Schloss LLP


                                        Bondy & Schloss LLP

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